Exhibit 21

SUBSIDIARIES

China Biologic Products Inc. is the parent. The subsidiaries of China Biologic Products Inc. are as follows:

	Jurisdiction of	Ownership Interest
Name	Incorporation or	Held By
	Organization	The Company
Logic Express Ltd	BVI	100.00%
Logic Holdings (Hong Kong) Ltd	HK	100.00%
Logic Management Consulting (China) Co., Ltd.	Shandong PRC	100.00%
Shandong Taibang Biological Products Co., Ltd	Shandong PRC	82. 76%
Xia Jin Plasma Company Ltd	Shandong PRC	82.76%
Qi He Plasma Company Ltd	Shandong PRC	82.76%
Zhang Qiu Plasma Company Ltd	Shandong PRC	82.76%
He Ze Plasma Company Ltd	Shandong PRC	82.76%
Yang Gu Plasma Company Ltd	Shandong PRC	82.76%
Huan Jiang Plasma Company Ltd	Guangxi PRC	82.76%
Fang Cheng Plasma Company Ltd	Guangxi PRC	82.76%
Pu Bei Plasma Company Ltd	Shandong PRC	82.76%
Yun Cheng Zi Guang Company Ltd	Shandong PRC	82.76%
Shandong Taibang Medical Co., Ltd	Shandong PRC	82.76%
Xi'an Huitian Blood Products Co., Ltd	Shandong PRC	35.00%
Baishui Huitian Plasma Company Ltd	Shaan’xi PRC	35.00%
Fuping Huitian Plasma Company Ltd	Shaan’xi PRC	35.00%
Ankang Hanbing Huitian Yongdong Plasma Company Ltd	Shaan’xi PRC	28.00%
Guiyang Dalin Biologic Technology Co., Ltd.	Guizhou PRC	90.00%
Guiyang Qianfeng Biological Products Co., Ltd	Guizhou PRC	48.60%
Guizhou Qianfeng Renyuan Bio-Material Co., Ltd	Guizhou PRC	12.15%
Puding Qianfeng Plasma Company Ltd	Guizhou PRC	41.31%
Weining Qianfeng Plasma Company Ltd	Guizhou PRC	41.31%
Nayong Qianfeng Plasma Company Ltd	Guizhou PRC	41.31%
Huangping Qianfeng Plasma Company Ltd	Guizhou PRC	41.31%
Zhenyuan Qianfeng Plasma Company Ltd	Guizhou PRC	41.31%
Sansui Qianfeng Plasma Company Ltd	Guizhou PRC	41.31%
Danzhai Qianfeng Plasma Company Ltd	Guizhou PRC	41.31%